Exhibit 99.1

Diplomat Announces 2nd Quarter Financial Results

Updates 2019 Guidance

2nd Quarter Revenue of $1,288 Million, compared to $1,416 Million, Net Loss of $159.5 Million, compared to a Net Loss of $4.0 Million, Adjusted EBITDA of $19.3 Million, compared to $42.7 Million

FLINT, Mich., August 9, 2019 — Diplomat Pharmacy, Inc. (NYSE: DPLO), the nation’s largest independent provider of specialty pharmacy and infusion services, announced financial results for the quarter ended June 30, 2019.  All comparisons, unless otherwise noted, are to the quarter ended June 30, 2018.

Second Quarter 2019 Highlights include:

•                  Revenue of $1,288 million, compared to $1,416 million

•                  Specialty segment revenue of $1,216 million, compared to $1,234 million

•                  PBM segment revenue of $90 million, compared to $189 million

•                  Specialty segment total prescriptions dispensed of 235,000, compared to 236,000

•                  PBM segment total volume, adjusted to 30-day equivalent, of 942,000, compared to 2,123,000

•                  Gross margin of 5.6% versus 6.9%

•                  Specialty segment gross margin of 5.2% versus 5.9%

•                  PBM segment gross margin of 10.7% versus 13.7%

•                  EPS of $(2.13) per basic/diluted common share versus $(0.05) per basic/diluted common share

•                  Adjusted EBITDA of $19.3 million, compared to $42.7 million

•                  Adjusted EBITDA margin of 1.5% versus 3.0%

•                  Net cash provided by operating activities was $43.1 million, compared to $18.1 million

•                  Net debt(1) decreased to $584.8 million, from $622.5 million at March 31, 2019.

Brian Griffin, Chairman and CEO of Diplomat, commented “We continue to believe in our business model and long-term prospects and we remain encouraged by our pipeline for 2020, despite our reduced guidance for 2019.  We are pleased that infusion therapies continue to demonstrate strength and we are taking actions to improve our core specialty pharmacy business, rebuild our PBM and enhance our financial flexibility. At the same time, our Board has concluded that a broad review of strategic alternatives is in the best interests of the Company and our shareholders. While this is taking place, we intend to maintain our focus on executing our strategic plan, improving our businesses and supporting our shareholders, patients and their providers, payers, as well as our manufacturer partners and our employees.”

(1)  Net debt is defined as total debt including contingent consideration less cash and equivalents.

Second Quarter Financial Summary:

Revenue for the second quarter of 2019 was $1,288 million, compared to $1,416 million in the second quarter of 2018, a decrease of $128 million or 9%.  Our Specialty segment revenue amounted to $1,216 million, compared to $1,234 million in the prior year quarter, while revenue from our PBM segment amounted to $90 million, compared to $189 million in the prior year quarter.  The decrease in our Specialty segment was primarily driven by payor reimbursement compression and the conversion of brand name drugs to their generic equivalent.  The decrease was partially offset by the benefit of manufacturer price increases and growth in infusion therapies.  The decrease in our PBM segment was due to previously disclosed contract losses.

Gross profit in the second quarter of 2019 was $72.7 million and generated a 5.6% gross margin, compared to $98.4 million gross profit and a 6.9% gross margin in the second quarter of 2018.  Gross profit from our Specialty segment was $63.0 million and generated a 5.2% gross margin, compared to $72.5 million and a 5.9% gross margin in the prior period.  The gross margin decrease in our Specialty segment was primarily driven by payor reimbursement compression.  Gross profit from our PBM segment was $9.7 million and generated a 10.7% gross margin, compared to $25.9 million and a 13.7% gross margin in the prior period.  The gross margin decrease in our PBM segment was primarily driven by a $2.5 million non-recurring client rebate payment.

Selling, general and administrative expenses for the second quarter of 2019 were $80.8 million, a decrease of $9.8 million, compared to $90.6 million in the second quarter of 2018.  This decrease was primarily driven by a $4.2 million decrease in amortization expense, largely due to the impairment of our PBM segment in the fourth quarter of 2018, a $3.0 million decrease in merger and acquisition related expenses, and a $2.7 million decrease in share-based compensation expense primarily due to the recognition of our CEO share based RSU grant in the prior year period.  We also reduced our consulting and recruiting expenses.  These reductions were partially offset by an increase in severance, insurance, and facility expenses.

Net loss for the second quarter of 2019 was $(159.5) million compared to $(4.0) million in the second quarter of 2018.  This decrease was primarily driven by an $85 million non-cash impairment charge related to goodwill and definite-lived intangible assets associated with our Specialty segment, as well as a $56 million non-cash impairment charge related to goodwill and definite-lived intangible assets associated with our PBM segment both due to a reduced forecast.  The forecast reduction in Diplomat Specialty Pharmacy (“DSP”), a reporting unit within our Specialty segment, is due to less favorable drug mix, continued reimbursement pressure, slower than anticipated volume growth from our payor team investment, and a delay in implementing our new operating system which is also delaying the anticipated efficiencies.  The PBM segment forecast reduction is due to lower earned rebates due to drug mix, slightly lower rebate retention, and a more conservative outlook for growth.  Adjusted EBITDA for the second quarter of 2019 was $19.3 million compared to $42.7 million in the second quarter of 2018, a decrease of $23.4 million.

Loss per share for the second quarter of 2019 was $(2.13) per basic/diluted common share, compared to $(0.05) per basic/diluted common share for the second quarter of 2018.

2019 Financial Outlook

For the full-year 2019, we are updating our previous financial guidance:

•                  Revenue between $4.7 and $5.0 billion

•                  Specialty segment revenue between $4.4 and $4.6 billion

•                  PBM segment revenue between $0.325 and $0.375 billion

•                  Net loss between $(201) and $(191) million, versus the previous range of $(49) and $(33) million

•                  Adjusted EBITDA between $87 and $93 million, versus the previous range of $110 and $116 million

•                  Diluted EPS between $(2.69) and $(2.55), versus the previous range of $(0.65) and $(0.44)

Our income tax expectation for the year is an expense range of $1.5 to $2.0 million, primarily related to state taxes.  A federal tax benefit will not be recorded for our 2019 losses as we are required to record a valuation allowance against any such benefit due to being in a cumulative loss position.  Our EPS expectations for 2019 assume approximately 74,750,000 weighted average common shares outstanding on a diluted basis, versus the prior expectation of approximately 75,300,000, which could differ materially.

We have recently agreed with our lenders to amend certain financial performance covenants applicable to our credit facility. Amended terms became effective August 6, 2019 and amend the Total Net Leverage Ratio and Interest Coverage Ratio for the periods from the third quarter of 2019 through the fourth quarter of 2020, which is expected to provide the Company financial flexibility.  As of March 31, 2021, the covenants revert back to the levels indicated in the original credit facility.  Additional details are available in our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 9, 2019.

Earnings Conference Call Information

As previously announced, the Company will hold a conference call to discuss its second quarter performance this morning, August 9, 2019, at 8:30 a.m. Eastern Time.  Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 833.286.5805 (647.689.4450 for international callers) and referencing participant code 7394702 approximately 15 minutes prior to the call.  A live webcast of the conference call and associated slide presentation will be available on the investor relations section of the Company’s website for approximately 90 days at ir.diplomat.is.

About Diplomat

Diplomat (NYSE: DPLO) is the nation’s largest independent provider of specialty pharmacy and infusion services. Diplomat helps people with complex and chronic health conditions in all 50 states, partnering with payers, providers, hospitals, manufacturers, and more. Rooted in this patient care expertise, Diplomat also serves payers through CastiaRx, a leading specialty benefit manager, and offers tailored solutions for healthcare innovators through EnvoyHealth. Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients and the rest falls into place.” Today, that tradition continues—always focused on improving patient care. For more information, visit diplomat.is.

Non-GAAP Information

We define Adjusted EBITDA as net (loss) income before interest expense, income taxes, depreciation and amortization, share-based compensation, change in fair value of contingent consideration and other merger and acquisition-related expenses, restructuring and impairment charges, and certain other items that we do not consider indicative of our ongoing operating performance (which are itemized below in the reconciliation to net loss).  Adjusted EBITDA is not in accordance with, or an alternative to, GAAP.  In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles.  You should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items.

We consider Adjusted EBITDA to be a supplemental measure of our operating performance.  We present Adjusted EBITDA because it is used by our Board of Directors and management to evaluate our operating performance.  Adjusted EBITDA is also used as a factor in determining incentive compensation, for budgetary planning and forecasting overall financial and operational expectations, for identifying underlying trends, and for evaluating the effectiveness of our business strategies.  Further, we believe it assists us, as well as investors, in comparing performance from period-to-period on a consistent basis.  Other companies in our industry may calculate Adjusted EBITDA differently than we do and their calculation may not be comparable to our Adjusted EBITDA metric.  A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net loss can be found below.

Forward Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and may include Diplomat’s expectations regarding revenues, net (loss) income, Adjusted EBITDA, EPS, the strategic alternatives review process and potential transactions that may be identified and explored as a result of such review process, market share, new business and contract wins, the expected benefits and performance of business and growth strategies, impact of operational improvement initiatives and results of operational and capital expenditures. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. These statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements. These risks and uncertainties include: our ability to adapt to changes or trends within the specialty pharmacy industry; a significant increase in competition from a variety of companies in the health care industry; significant and increasing pricing pressure from third party payors, resulting in continuing margin compression and adversely impacting contract profitability and creating the potential that we will elect not to continue to participate in certain pharmacy provider networks; possibility of client losses and/or the failure to win new business; declining gross margins in the PBM industry; shifts in pharmacy mix toward lower margin drugs; the ability to identify and consummate strategic alternatives that yield additional value for shareholders; the timing, benefits and outcome of the Company’s strategic alternatives review process, including the determination of whether or not to pursue or consummate any strategic alternative; the structure, terms and specific risks and uncertainties associated with any potential strategic transaction; potential disruptions in our business and the stock price as a result of our exploration, review and pursuit of strategic alternatives or the public announcement thereof and any decision or transaction resulting from such review, including potential disruptions with respect to our employees, vendors, clients and customers; supply disruption of any of the specialty drugs we dispense; potential for contracting at reduced rates to win new business or secure renewal business; the dependence on key employees and effective succession planning and managing recent turnover among key employees; potential disruption to our workforce and operations due to cost savings and restructuring initiatives; disruption in our operations as we implement a new operating system within our Specialty segment; risks and uncertainties from fluctuations in pharmaceutical prices; our ability to expand the number of specialty drugs we dispense and related services; maintaining existing patients; increasing consolidation in the healthcare industry; complying with complex and evolving requirements and changes in state and federal government regulations, including Medicare and Medicaid; current or proposed legislative and regulatory policies designed to manage healthcare costs or alter healthcare financing practices; the amount of direct and indirect remuneration fees, as well as the timing of assessing such fees and the methodology used to calculate such fees; the outcome of material legal proceedings; our relationships with wholesalers and key pharmaceutical manufacturers; bad publicity about, or market withdrawal of, specialty drugs we dispense; revenue concentration of the top specialty drugs we dispense; managing our growth effectively; our ability to drive volume through a refreshed marketing strategy in traditional specialty pharmacy; our capability to penetrate the fragmented infusion market; the success of our strategy in the PBM industry; failure to effectively differentiate our products and services in the PBM market place; our debt service obligations; maintaining compliance with our amended credit facility covenants; increased financing and other costs; our inability to remediate present material weaknesses, and to identify and remediate future material weaknesses, in our disclosure controls and procedures and internal control over financial reporting, which could impair our ability to produce accurate and timely financial statements; the effect of any future impairments to our goodwill or other intangible assets on our net (loss) income and EPS, and the underlying reasons for such impairment; investments in new business strategies and initiatives, including with respect to data and analytics capabilities, could disrupt our ongoing business and present risks not originally contemplated; tax matters and imposition of new taxes; and the additional factors set forth in “Risk Factors” in Diplomat’s most recent Annual Report on Form 10-K and in subsequent reports filed with or furnished to the Securities and Exchange Commission.  Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments, or otherwise.

CONTACT:

Terri Anne Powers, Vice President Investor Relations

312-889-5244 | tpowers@diplomat.is

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	June 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and equivalents	$5,771	$9,485
Receivables, net	329,595	326,602
Inventories	179,083	210,573
Prepaid expenses and other current assets	27,007	9,596
Total current assets	541,456	556,256

Property and equipment	54,246	55,929
Accumulated depreciation	(24,682)	(21,404)
Property and equipment, net	29,564	34,525
Capitalized software for internal use, net	28,354	30,506
Operating lease right-of-use assets	26,329	—
Goodwill	486,563	609,592
Definite-lived intangible assets, net	195,273	240,810
Assets held for sale	3,450	—
Other noncurrent assets	4,121	4,670
Total assets	$1,315,110	$1,476,359

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$326,544	$308,084
Rebates payable to PBM customers	20,964	23,264
Borrowings on revolving line of credit	125,000	176,300
Current portion of long-term debt	11,500	11,500
Current portion of operating lease liabilities	4,255	—
Accrued expenses:
Compensation and benefits	11,184	13,348
Contingent consideration	6,838	5,075
Other	39,012	21,014
Total current liabilities	545,297	558,585

Long-term debt, less current portion	434,005	438,369
Noncurrent operating lease liabilities	23,017	—
Deferred income taxes	3,553	2,781
Contingent consideration	—	1,820
Derivative liability	9,777	4,292
Deferred gain	—	5,175
Other	—	253
Total liabilities	1,015,649	1,011,275
Shareholders’ equity:
Preferred stock (10,000,000 shares authorized; none issued and outstanding)	—	—
Common stock (no par value, 590,000,000 shares authorized; 74,993,966 and 74,474,677 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively)	636,331	629,411
Additional paid-in capital	51,597	50,544
Accumulated deficit	(378,690)	(210,579)
Accumulated other comprehensive loss	(9,777)	(4,292)
Total shareholders’ equity	299,461	465,084
Total liabilities and shareholders’ equity	$1,315,110	$1,476,359

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Net sales	$1,287,624	$1,416,078	$2,544,432	$2,758,562
Cost of sales	(1,214,897)	(1,317,662)	(2,392,485)	(2,569,768)
Gross profit	72,727	98,416	151,947	188,794
Selling, general and administrative expenses	(80,816)	(90,642)	(163,684)	(172,329)
Goodwill impairments	(122,891)	—	(122,891)	—
Impairments of definite-lived intangible assets	(17,979)	—	(17,979)	—
(Loss) income from operations	(148,959)	7,774	(152,607)	16,465
Other (expense) income:
Interest expense	(10,170)	(10,392)	(20,385)	(20,819)
Other	101	394	282	811
Total other expense	(10,069)	(9,998)	(20,103)	(20,008)
Loss before income taxes	(159,028)	(2,224)	(172,710)	(3,543)
Income tax expense	(434)	(1,740)	(1,053)	(871)
Net loss	$(159,462)	$(3,964)	$(173,763)	$(4,414)

Loss per common share, basic and diluted	$(2.13)	$(0.05)	$(2.33)	$(0.06)

Weighted average common shares outstanding, basic and diluted	74,730,823	74,158,622	74,595,906	74,077,916

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Operations, Inclusive of Reportable Segment Breakout (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Net sales - Specialty	$1,215,769	$1,233,746	$2,384,134	$2,386,725
Net sales - PBM	90,313	188,747	188,230	380,215
Inter-segment elimination	(18,458)	(6,415)	(27,932)	(8,378)
Net sales	1,287,624	1,416,078	2,544,432	2,758,562

Cost of sales - Specialty	(1,152,747)	(1,161,206)	(2,253,588)	(2,241,365)
Cost of sales - PBM	(80,608)	(162,871)	(166,829)	(336,781)
Inter-segment elimination	18,458	6,415	27,932	8,378
Cost of sales	(1,214,897)	(1,317,662)	(2,392,485)	(2,569,768)

Gross profit - Specialty	63,022	72,540	130,546	145,360
Gross profit - PBM	9,705	25,876	21,401	43,434
Gross profit	72,727	98,416	151,947	188,794
Selling, general and administrative expenses	(80,816)	(90,642)	(163,684)	(172,329)
Goodwill impairments	(122,891)	—	(122,891)	—
Impairments of definite-lived intangible assets	(17,979)	—	(17,979)	—
(Loss) income from operations	(148,959)	7,774	(152,607)	16,465
Other (expense) income:
Interest expense	(10,170)	(10,392)	(20,385)	(20,819)
Other	101	394	282	811
Total other expense	(10,069)	(9,998)	(20,103)	(20,008)
Loss before income taxes	(159,028)	(2,224)	(172,710)	(3,543)
Income tax expense	(434)	(1,740)	(1,053)	(871)
Net loss	$(159,462)	$(3,964)	$(173,763)	$(4,414)

Loss per common share, basic and diluted	$(2.13)	$(0.05)	$(2.33)	$(0.06)

Weighted average common shares outstanding, basic and diluted	74,730,823	74,158,622	74,595,906	74,077,916

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Six Months Ended
	June 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(173,763)	$(4,414)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	41,459	48,170
Goodwill impairments	122,891	—
Impairments of definite-lived intangible assets	17,979	—
Share-based compensation expense	7,855	10,122
Net provision for doubtful accounts	5,567	3,919
Amortization of debt issuance costs	1,921	2,742
Write-down of assets held for sale	1,654	—
Changes in fair value of contingent consideration	(57)	2,339
Contingent consideration payments	—	(2,704)
Deferred income tax expense (benefit)	772	(632)
Changes in operating assets and liabilities:
Accounts receivable	(8,560)	(22,732)
Inventories	31,490	36,407
Accounts payable	18,460	(4,526)
Rebates payable	(2,300)	(3,487)
Other assets and liabilities	1,382	1,448
Net cash provided by operating activities	66,750	66,652
Cash flows from investing activities:
Expenditures for property and equipment	(2,845)	(5,487)
Expenditures for capitalized software for internal use	(10,707)	(5,878)
Net payments to acquire businesses, net of cash acquired	—	(1,289)
Other	21	46
Net cash used in investing activities	(13,531)	(12,608)
Cash flows from financing activities:
Net payments on revolving line of credit	(51,300)	(53,150)
Payments on long-term debt	(5,751)	(79,750)
Payments of debt issuance costs	—	(821)
Proceeds from issuance of stock upon stock option exercises	118	3,351
Contingent consideration payment	—	(565)
Net cash used in financing activities	(56,933)	(130,935)
Net decrease in cash and equivalents	(3,714)	(76,891)
Cash and equivalents at beginning of period	9,485	84,251
Cash and equivalents at end of period	$5,771	$7,360
Supplemental disclosures of cash flow information:
Cash paid for interest	$18,464	$18,589
Cash (refunded) paid for income taxes	$(713)	$1,741

Adjusted EBITDA

The table below presents a reconciliation of net loss to Adjusted EBITDA for the periods indicated.

	For the three months ended June 30,		For the six months ended June 30,
	2019	2018	2019	2018
	(dollars in thousands) (unaudited)
Net loss	$(159,462)	$(3,964)	$(173,763)	$(4,414)
Depreciation	1,641	1,590	3,325	3,116
Amortization	18,423	22,629	38,133	45,054
Interest expense	10,170	10,392	$20,385	20,819
Income tax expense	434	1,740	$1,053	871
EBITDA	$(128,794)	$32,387	$(110,867)	$65,446

Contingent consideration and other merger and acquisition expense	$82	$3,122	$387	$5,123
Share-based compensation expense	4,283	6,961	$7,855	10,122
Employer payroll taxes - option repurchases and exercises	14	63	$73	141
Restructuring and impairment charges	141,891	—	$142,524	—
Severance and related fees	1,809	611	$2,421	1,950
Other items	(7)	(440)	$(7)	(440)
Adjusted EBITDA	$19,278	$42,704	$42,386	$82,342

2019 Full Year Guidance: GAAP to Non-GAAP Reconciliation

The table below presents a reconciliation of estimated net loss to Adjusted EBITDA for the year ending December 31, 2019.

Reconciliation of GAAP to Adjusted EBITDA

(dollars in thousands) (unaudited)

	Range
	Low	High
Net loss attributable to Diplomat Pharmacy, Inc.	$(201,167)	$(190,617)
Depreciation and amortization	75,500	74,500
Interest expense (1)	42,000	41,000
Income tax expense	2,000	1,500
EBITDA	$(81,667)	$(73,617)

Contingent consideration and other merger and acquisition expense	$2,000	$1,500
Share-based compensation expense	19,500	18,500
Employer payroll taxes - option repurchases and exercises	150	100
Restructuring and impairment charges	142,524	142,524
Severance and related fees	4,500	4,000
Other items	(7)	(7)
Adjusted EBITDA	$87,000	$93,000

(1) Cash interest is expected to be $37 to $36 million between the low- and high- range respectively.